Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Arrow Financial Corporation:

We consent to the use of our report dated July 17, 2023, with respect to the consolidated financial statements of Arrow Financial Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Albany, New York
December 7, 2023